AMENDMENT NO. 6

TO THE AMENDED AND RESTATED

MASTER DISTRIBUTION PLAN

(Class K Shares)

The Amended and Restated Master Distribution Plan (Class K Shares) (the “Plan”), dated as of August 18, 2003, pursuant to Rule 12b-1, is hereby amended, effective October 15, 2004, as follows:

WHEREAS, the parties desire to amend the Plan to rename each INVESCO Fund by replacing “INVESCO” with “AIM” and further to change the name of INVESCO Core Equity Fund to AIM Core Stock Fund and INVESCO Mid-Cap Growth Fund to AIM Mid Cap Stock Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

TO

THE AMENDED AND RESTATED

MASTER DISTRIBUTION PLAN

(CLASS K SHARES)

(DISTRIBUTION AND SERVICE FEES)

The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class K Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class K Shares of each Portfolio to the average daily net assets of the Class K Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class K Shares of the Portfolio.

AIM COMBINATION STOCK & BOND FUNDS

	Minimum Asset Based Sales Charge	Maximum Service Fee	Maximum Aggregate Fee
Portfolio – Class K Shares
AIM Core Stock Fund	0.20%	0.25%	0.45%
AIM Total Return Fund	0.20%	0.25%	0.45%

AIM SECTOR FUNDS

	Minimum Asset Based Sales Charge	Maximum Service Fee	Maximum Aggregate Fee
Portfolio – Class K Shares
AIM Energy Fund	0.20%	0.25%	0.45%
AIM Financial Services Fund	0.20%	0.25%	0.45%
AIM Health Sciences Fund	0.20%	0.25%	0.45%
AIM Leisure Fund	0.20%	0.25%	0.45%
AIM Technology Fund	0.20%	0.25%	0.45%

AIM STOCK FUNDS

	Minimum Asset Based Sales Charge	Maximum Service Fee	Maximum Aggregate Fee
Portfolio – Class K Shares
AIM Dynamics Fund	0.20%	0.25%	0.45%
AIM Mid Cap Stock Fund	0.20%	0.25%	0.45%
AIM Small Company Growth Fund	0.20%	0.25%	0.45%

*	The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Portfolio (or Class thereof).”

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.

Dated: October 15, 2003

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